Collins Barrow Toronto LLP 11 King Street West Suite 700, P.O. Box 27 Toronto, Ontario M5H 4C7 Canada T. 416.480.0160 F. 416.480.2646 www.collinsbarrow.com

April 17, 2015

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2015 relating to the consolidated financial statements and the  effectiveness of internal control over financial reporting, which appears in Micromem Technologies Inc.’s Annual Report on Form 20-F for the year ended October 31, 2014.

Collins Barrow Toronto LLP
Chartered Professional Accountants
Licensed Public Accountants
Toronto, Ontario

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